Exhibit 10.21

Loan Agreement

Party A: Shenyang Joway Industry Development Co., Ltd.

Party B: Tianjin Joway Textile Co., Ltd.

Party A and B are related companies under the same control of one entity. Party A and B negotiated and agreed that they shall provide each other operating or working capital during their production operations. The two parties shall pay no interests as a result of this loan arrangement to each other. The parties shall provide no assets as a security for the loan received from each other under this agreement.

This Agreement is valid during the operational period of the parties.

Party A: Shenyang Joway Industry Development Co., Ltd.     SEAL

Date: May 7, 2007

Party B: Tianjin Joway Textile Co., Ltd.     SEAL

Date: May 7, 2007